Exhibit 5.1

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

August 6, 2025

Grupo Televisa, S.A.B.

Avenida Vasco de Quiroga, No. 2000

Colonia Santa Fe, 01210

México City, México

Ladies and Gentlemen:

We are acting as counsel to Grupo Televisa, S.A.B. (the “Company”), a publicly traded stock corporation (sociedad anónima bursátil) organized under the laws of the United Mexican States (“Mexico”), in connection with the Registration Statement on Form F-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) by the Company, of one or more series of senior debt securities (the “Securities”), which may be senior notes or debentures, or other evidences of indebtedness. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Securities may be issued pursuant to an indenture, dated as of August 8, 2000, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”) (as may be amended and supplemented from time to time, the “Indenture”), which has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-12738), and incorporated by reference into the Registration Statement.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and its subsidiaries, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and its subsidiaries and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and its subsidiaries and others (including translations of documents that are not in English).

To the extent it may be relevant to the opinion expressed herein, we have assumed that (i) all of the parties to the Indenture are validly existing (in the case of the Company, as a publicly traded stock corporation (sociedad anónima bursátil)) and in good standing under the laws of their respective jurisdictions of organization and have the power, authority and legal right to (a) execute and deliver the Indenture, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (ii) the Indenture has been duly authorized, executed and delivered by all of the parties thereto, the execution thereof does not violate the charter, bylaws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation or formation of any such parties and the Indenture constitutes a valid and binding obligation of such parties, other than the Company, enforceable against such parties in accordance with their terms, (iii) that such parties will comply with all of their covenants, agreements and obligations under the Indenture and all laws applicable thereto, (iv) the Indenture has been duly authorized, executed and delivered by the Company under Mexican law, (v) no other proceedings or actions under Mexican law are necessary for the Company to perform its obligations under the Indenture, and (vi) under Mexican law, the Indenture constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

One New York Plaza, New York, New York 10004—1903

T: +1.212.859.8000 friedfrank.com

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Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Securities Act, (ii) the terms of the issuance and sale of the Securities, the offer and sale of which are registered pursuant to the Registration Statement, have been duly authorized by the Board of Directors of the Company or an authorized committee thereof in conformity with the Company’s organizational and other constituent documents (including the provisions of the estatutos sociales of the Company), and all other necessary corporate action on the part of the Company has been taken in connection therewith, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by the Company, (iv) the terms of the Securities and their issuance and sale have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (v) the Securities have been duly executed, authenticated and delivered against payment thereof in accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Securities will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture:

(i)	relating to indemnification, contribution or exculpation;

(ii)	containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under the Indenture to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(iii)	related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York (b) choice of governing law to the extent the validity, binding effect or enforceability of any such provision is to be considered by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York, (c) service of process, or (d) waivers of any rights to trial by jury;

(iv)	specifying that provisions thereof may be modified or waived only in writing;

(v)	specifying that provisions thereof may be modified or waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(vi)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vii)	relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or forfeiture; or

(viii)	that purports to create a trust, power of attorney or other fiduciary relationship.

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(B)	We express no opinion as to the effect of any law of any jurisdiction other than the State of New York wherein any party to the Indenture may be located or wherein enforcement of the Indenture or the Securities may be sought that limits the rates or interest legal chargeable or collectible.

(C)	We express no opinion as to (i) whether a U.S. federal court is required to accept venue and (ii) whether a U.S. federal court would have subject matter jurisdiction over any particular dispute brought under the Indenture.

(D)	We express no opinion as to the validity or binding effect of any provision of any agreement (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law or (ii) providing for governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

(E)	Our opinion expressed above is subject to the following:

(i)	bankruptcy, insolvency, reorganization, moratorium, concurso mercantil and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii)	general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law; and

(iii)	the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of New York, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions “Validity of Notes” in the Prospectus and “Validity of Notes” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP